Exhibit 3

SECOND STEP VALUATION AND POTENTIAL UPSIDE (WITH AND WITHOUT
EXTRAORDINARY CREDIT LOSSES)

SECOND STEP SCENARIOS (with and without credit losses)	Appraisal Market Value	Exchange Ratio	Sec Step Pro -forma Equity %	New Capital Raised in Second Step (1)	Pro-forma Equity after Second Step	Upside for Current Holders to a 5% Deposit Premium FROM ORIG IPO @$10.00 To 2012 (2)	Upside for Current Holders to a 5% Deposit Premium FROM CURRENT PRICE $3.00 To 2012 (3)
50% Price to TBV/No Credit Losses	$28 mil	0.493x	50%	$15 mil	$56 mil	+33% $13.28	+342% $13.28
50% Price to TBV/After $15 mil Credit Losses	$18 mil	0.317x	50%	$10 mil	$36 mil	-2% $9.80	+209% $9.80
65% Price to TBV/No Credit Losses	$40 mil	0.705x	65%	$22 mil	$62 mil	+43% $14.31	+377% $14.31
65% Price to TBV/After $15 mil Credit Losses	$26 mil	0.458x	65%	$14 mil	$40 mil	+5% $10.50	+250% $10.50

(1)	Based upon 3.2 mil MHC shares outstanding.

(2)
Measures potential return for a depositor who bought the first step offering at $10.00 per share;  applies an 5% deposit premium on top of tangible book value for an assumed sale of the Company (must wait at least three years post second step to sell);  includes NO stock buybacks, earnings or other book value growth which may increase the upside potential

(3)
Measures potential return for an existing MGYR holder (at today’s market value of $3.00);  applies an 5% deposit premium on top of tangible book value for an assumed sale of the Company (must wait at least three years post second step to sell);  includes NO effect from stock buybacks, earnings or other book value growth which may increase the upside potential

REMUTE TRANSACTION VALUATION AND POTENTIAL UPSIDE (WITHOUT
EXTRAORDINARY CREDIT LOSSES)

Current Minority Tangible Book Value Per Share	REMUTE Values (Price Per Share) (1)	Total Purchase Price (2)	Purchase Price to Equity % (total equity) (3)	Price to Adjusted Equity % (OTS Method) (4)	Implied Deposit Premium On Adjusted Equity (OTS Method) (5)	Upside for Current Holders to a REMUTE (FROM ORIG IPO @$10.00) (6)	Upside for Current Holders to a REMUTE (FROM CURRENT PRICE $3.00) (7)
$16.75 ($42.7 mil)	$10.00	$25 mil	58%	133%	1.6%	0% $10.00	+233% $10.00
$16.75 ($42.7 mil)	$12.00	$31 mil	73%	164%	3.2%	+20% $12.00	+300% $12.00
$16.75 ($42.7 mil)	$14.00	$36 mil	84%	190%	4.5%	+40% $14.00	+366% $14.00
$16.75 ($42.7 mil)	$16.00	$41 mil	96%	217%	5.7%	+60% $16.00	+433% $16.00
$16.75 ($42.7 mil)	$18.00	$46 mil	107%	243%	7.0%	+80% $18.00	+500% $18.00

(1)	Based upon PL Capital estimate of value that could be obtained in a “remute” as of Feb 2009 (assumes no extraordinary pretax credit losses with no offsetting tax benefit)

(2)	Equals remute purchase price per share times 2.549 million public shares outstanding

(3)	Equals the total remute purchase price divided by Magyar’s $42.7 million of equity as of 12/31/09

(4)
Even though the buyer does not have to pay for the MHC ownership % and the true economic purchase price multiples are shown in Column (3) above, the OTS looks at a remute as the purchase of the minority share of equity only (i.e. $42.7 million of equity times 44.3% minority shares outstanding = $18.9 million adjusted equity);  therefore the OTS says that the pricing multiples have to be measured using that adjusted equity amount;  the % shown is the total purchase price divided by the $18.9 million adjusted equity;  the GAAP accounting for the merger also uses this method which results in a gross up of goodwill and capital;  the OTS will not approve adjusted pricing multiples that exceed comparable whole company mergers

(5)
Even though the buyer does not have to pay for the MHC ownership % and the true economic purchase price multiples are shown in Column (3) above, the OTS looks at a remute as the purchase of the minority share of equity only (i.e. $42.7 million of equity times 44.3% minority shares outstanding = $18.9 million adjusted equity);  therefore the OTS says that the pricing multiples have to be measured using that adjusted equity amount;  the deposit premium % shown is the total purchase price minus the $18.9 million adjusted equity divided by the total deposits of $384 million; the OTS will not approve adjusted pricing multiples that exceed comparable whole company mergers

(6)	Equals the upside potential for a shareholder who bought the stock on the IPO at $10.00 and sells at the remute price shown

(7)	Equals the upside potential if a shareholder bought the stock at the recent price of $3.00 and sells at the remute price shown

REMUTE TRANSACTION VALUATION AND POTENTIAL UPSIDE (WITH
$15 MILLION OF EXTRAORDINARY CREDIT LOSSES)

Current Minority Tangible Book Value Per Share	REMUTE Values (Price Per Share) (1)	Total Purchase Price (2)	Purchase Price to Equity % (total equity) (3)	Price to Adjusted Equity % (OTS Method) (4)	Implied Deposit Premium On Adjusted Equity (OTS Method) (5)	Upside for Current Holders to a REMUTE (FROM ORIG IPO @$10.00) (6)	Upside for Current Holders to a REMUTE (FROM CURRENT PRICE $3.00) (7)
$10.86 ($32.7 mil)	$8.00	$20 mil	61%	138%	1.4%	-20% $8.00	+166% $8.00
$10.86 ($32.7 mil)	$10.00	$25 mil	76%	172%	2.7%	0% $10.00	+233% $10.00
$10.86 ($32.7 mil)	$12.00	$31 mil	95%	214%	4.3%	+20% $12.00	+300% $12.00
$10.86 ($32.7 mil)	$14.00	$36 mil	110%	248%	5.6%	+40% $14.00	+366% $14.00
$10.86 ($32.7 mil)	$16.00	$41 mil	125%	282%	6.9%	+60% $16.00	+433% $16.00

(1)
Based upon PL Capital estimate of value that could be obtained in a “remute” as of Feb 2009 (assumes $15 million of pretax credit losses and a $5 million tax benefit because the buyer will have the taxable income to absorb the losses)

(2)	Equals remute purchase price per share times 2.549 million public shares outstanding

(3)	Equals the total remute purchase price divided by Magyar’s $32.7 million of adjusted equity as of 12/31/09 (i.e. equity reduced by $15 million of pretax credit losses and $5 million tax benefit)

(4)
Even though the buyer does not have to pay for the MHC ownership % and the true economic purchase price multiples are shown in Column (3) above, the OTS looks at a remute as the purchase of the minority share of equity only (i.e. $32.7 million of equity times 44.3% minority shares outstanding = $14.5 million adjusted equity);  therefore the OTS says that the pricing multiples have to be measured using that adjusted equity amount;  the % shown is the total purchase price divided by the $14.5 million adjusted equity;  the GAAP accounting for the merger also uses this method which results in a gross up of goodwill and capital;  the OTS will not approve adjusted pricing multiples that exceed comparable whole company mergers

(5)
Even though the buyer does not have to pay for the MHC ownership % and the true economic purchase price multiples are shown in Column (3) above, the OTS looks at a remute as the purchase of the minority share of equity only (i.e. $32.7 million of equity times 44.3% minority shares outstanding = $14.5 million adjusted equity);  therefore the OTS says that the pricing multiples have to be measured using that adjusted equity amount;  the deposit premium % shown is the total purchase price minus the $14.5 million adjusted equity divided by the total deposits of $384 million; the OTS will not approve adjusted pricing multiples that exceed comparable whole company merger comparables

(6)	Equals the upside potential for a shareholder who bought the stock on the IPO at $10.00 and sells at the remute price shown

(7)	Equals the upside potential if a shareholder bought the stock at the recent price of $3.00 and sells at the remute price shown

TRANSACTION VALUE SUMMARY (SECOND STEP OR REMUTE WITH AND WITHOUT CREDIT LOSSES)	Value Per Share (in terms of current shares outstanding) In 2009	Value Per Share (in terms of current shares outstanding) In 2012++	Upside for Current Holders to a 5% Deposit Premium FROM ORIG IPO @$10.00 to 2012+	Upside for Current Holders to a 5% Deposit Premium FROM CURRENT Value 3+ years after a second step if the company sold for the deposit premium noted PRICE $3.00 to 2012+
Second Step @50% Price to TBV (no credit losses)	$4.93	$13.28	+33%	+342%	}	Value 3+ years after a second step if the company sold for the deposit premium noted
Second Step @50% Price to TBV (with $15 mil credit losses)	$3.17	$9.80	-2%	+209%
Second Step @65% Price to TBV (no credit losses)	$7.05	$14.31	+43%	+377%
Second Step @65% Price to TBV (with $15 mil credit losses)	$4.58	$10.50	+5%	+250%

REMUTE @$10.00 (no credit losses)	$10.00		0%	+233%
REMUTE @$12.00 (no credit losses)	$12.00		+20%	+300%
REMUTE @$14.00 (no credit losses)	$14.00		+40%	+366%	}	Estimated Value for a Remute today (with no credit losses)
REMUTE @$16.00 (no credit losses)	$16.00		+60%	+433%
REMUTE @$18.00 (no credit losses)	$18.00		+80%	+500%

REMUTE @$8.00 (with credit losses)	$8.00		-20%	+166%
REMUTE @$10.00 (with credit losses)	$10.00		0%	+233%
REMUTE @$12.00 (with credit losses)	$12.00		+20%	+300%	}	Estimated Value for a Remute today (with $15 mil pretax credit losses)
REMUTE @$14.00 (with credit losses)	$14.00		+40%	+366%
REMUTE @$16.00 (with credit losses)	$16.00		+60%	+433%

OBSERVATIONS:

•	Second step valuations are so low (likely 50% or lower price to pro forma TBV% if attempted today)that a second step is not advised

•	While the markets will likely eventually improve (4+ years??) Magyar’s credit issues will taint the appraisal and investor appetite

•	A REMUTE transaction is an attractive transaction because the buyer can pay a premium because they get 100% of the Company while only paying for the 44.3% owned by the minority shareholders

•	The REMUTE buyer can buy the whole company for less than book value which is still an attractive price for Magyar and its shareholders

•	The REMUTE buyer can absorb credit losses in the deal and still pay a credit adjusted purchase price that is attractive to both the buyer and Magyar and its shareholders

•
Because the total purchase price is likely to be at or below the total equity, the remute may be able to be done as a taxable transaction thereby giving the buyer full tax cost basis in the purchase price without causing Magyar or its shareholders to pay more tax (and the extra tax basis may result in a higher purchase price)

•	The HQ building may be a detriment to a remute/sale

•
The OTS pricing parameters can be met at prices under $18.00 in our view if they look at deposit premiums;  it may be lower than $16.00 based upon price to tangible book value;  exact measurement will have to be calculated using recent transaction comparables

•	The remute value can be obtained now, versus waiting for the second step valuations to recover and then waiting another three + years for a sale!!

•
The remute value (likely $12 to $16 per share) far exceeds the current value of a second step exchange ratio value in 2009 (likely $3 to $5 per share) and exceeds the ultimate value of a sale of the Company three years+ after a second step (likely total value in 2012+ of $10 to $13 per share)